FILE NO. 70-10013



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2

                       TO FORM U-1 APPLICATION/DECLARATION
                             UNDER SECTION 3(b) AND
            RULE 10 OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                  --------------------------------------------

                             DUKE ENERGY CORPORATION
                              526 S. Church Street
                         Charlotte, North Carolina 28202

                (Name of the company filing this application and
                   address of its principal executive office)

                  ---------------------------------------------

                                 David L. Hauser
                            Senior Vice President and
                                    Treasurer
                             Duke Energy Corporation
                              526 S. Church Street
                         Charlotte, North Carolina 28202

                     (Name and address of agent for service)

               Please also submit copies of all correspondence to:

                                Adam Wenner, Esq.
                             Catherine O'Harra, Esq.
                             Vinson & Elkins L.L.P.
                           The Willard Office Building
                         1455 Pennsylvania Avenue, N.W.
                          Washington, D.C.  20004-1008

                             J. Curtis Moffatt, Esq.
                                Van Ness Feldman
                           A Professional Corporation
                            1050 Thomas Jefferson St.
                          Washington, D.C.  20007-3877


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     Applicant,  Duke  Energy  Corporation  ("Duke  Energy"),  a  North Carolina
corporation, entered into an Amended and Restated Combination Agreement with Westcoast Energy Inc. ("Westcoast"), a corporation organized under the laws of Canada, pursuant to which Duke Energy proposed to acquire the stock of Westcoast (the "Acquisition").

     On November 30, 2001, the Form U-1 Application/Declaration in this proceeding was originally filed pursuant to Section 3(b) of the Public Utility Holding Company Act of 1935 (the "1935 Act") with the Securities and Exchange Commission and was subsequently amended on January 15, 2002 (Amendment No. 1), January 7, 2002 (Amendment No. 2), January 29, 2002 (Amendment No. 3), March 7, 2002 (Amendment No. 4), and March 8, 2002 (Amendment No. 5). On March 8, 2002, the Commission issued an order granting the requested exemptions under Section 3(b) of the 1935 Act.(1) On March 14, 2002, the Acquisition was consummated.

     Applicant files herewith a Certificate relating to the consummation of the Acquisition as required by Rule 24(a). Applicant also submits a "past tense" opinion of counsel regarding the Acquisition.

                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 2 to the Form U-1 Application/Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

                                             Respectfully  submitted,

                                             DUKE  ENERGY  CORPORATION


                                             By:  /s/  David L. Hauser
                                                --------------------------------
                                                        David L. Hauser
                                                      Vice President and
                                                           Treasurer

     Dated:  March 21, 2002


---------------------
1  Duke Energy Corporation, Release No. 35-27496; 70-10013, March 8, 2002.


                                       2
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                                   CERTIFICATE


Re:  Duke  Energy Corporation, File No. 70-10013; Release No. 35-27496 (March 8,
     2002)

     Duke Energy Corporation ("Duke Energy") hereby certifies to the Securities and Exchange Commission ("Commission") that it has carried out its acquisition of stock in Westcoast Energy Inc. ("Westcoast") as provided in the Amended and Restated Combination Agreement between Duke and Westcoast described in, and in accordance with the terms and conditions of and for the purposes represented by the Form U-1 Application/Declaration, as amended ("Application") submitted by Duke Energy in the above-referenced docket, and with the Commission's order of March 8, 2002 referenced above.


                                         DUKE  ENERGY  CORPORATION

                                         /s/  David L. Hauser
                                         -----------------------------------
                                         David  L.  Hauser
                                         Senior Vice President and Treasurer
                                         Duke  Energy  Corporation

March 21, 2002



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                                                    VINSON & ELKINS L.L.P.
                                                    THE WILLARD OFFICE BUILDING
                                                    1455 PENNSYLVANIA AVE., N.W.
[GRAPHIC  OMITTED]                                  WASHINGTON, D.C. 20004-1008
Vinson & Elkins                                     TELEPHONE  (202) 639-6500
ATTORNEYS AT LAW                                    FAX  (202) 639-6604
                                                    www.velaw.com

                                                    ADAM  WENNER
                                                    Direct  Dial  6533
                                                    Direct  Fax  6604
                                                    awenner@velaw.com


                                 March 21, 2002



U.S. Securities and Exchange Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Re:  Duke  Energy  Corporation,  Form  U-1  Application-Declaration,  File  No.
     70-10013

Ladies  and  Gentlemen:

     We refer to the Form U-1 Application-Declaration (the "Application-Declaration") filed by Duke Energy Corporation ("Duke Energy"), a North Carolina corporation, and approved by the Securities and Exchange Commission (the "SEC") on March 8, 2002. Capitalized terms and parties not defined herein shall have the meanings ascribed to such terms and parties in the Application-Declaration.

      In the Application-Declaration, Duke Energy applied under Section 3(b) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), for an order from the SEC to exempt the following companies from the provisions of the 1935 Act: Union Gas Limited, Pacific Northern Gas Ltd. and P.T. Puncakjaya (collectively, the "Non-U.S. Utilities"). Duke Energy entered into an agreement with Westcoast Energy Inc. ("Westcoast"), a corporation organized under the laws of Canada, to acquire the stock of Westcoast. The Non-U.S. Utilities are subsidiaries of Westcoast that operate exclusively outside the United States. We have acted as counsel for Duke Energy in connection with this Application-Declaration.

      The opinions expressed below in respect of the Acquisition described in the Application-Declaration (the "Acquisition") are subject to the following assumptions or qualifications:

      a. The Acquisition was duly authorized and approved by the Board of Directors of Duke Energy;

      b. The SEC duly entered an appropriate order exempting the Non-U.S. Utilities without qualification pursuant to section 3(b) of the 1935 Act from all obligations, duties or liabilities imposed on them as subsidiary companies of a holding company, granting the Application-Declaration and permitting the Application-Declaration to become effective with respect to the Acquisition;

      c. The Acquisition was consummated in accordance with all approvals, authorizations, consents, certificates and orders of any applicable state commission or


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U.S.  Securities  and  Exchange  Commission
Page  2
March 21,  2002

      regulatory authority required for the consummation of the Acquisition, and all such required approvals, authorizations, consents, certificates and orders were obtained and remain in effect;

      d. The Acquisition was consummated in accordance with the Application-Declaration;

      e. In rendering opinions number 1 and 2 below, we relied exclusively on a legal opinion of even date herewith from in-house counsel to Duke Energy. In rendering opinion number 3 below, we relied exclusively, with respect to Canadian law, on a legal opinion of even date herewith from Stikeman Elliott, Duke Energy's Canadian counsel for the Acquisition, and, with respect to North Carolina and South Carolina law, on a legal opinion of even date herewith from in-house counsel to Duke Energy;

      f. Opinion number 2 below is limited to the laws of the States of North Carolina and South Carolina, which, according to a legal opinion of even date herewith from in-house counsel to Duke Energy, are the only states in which Duke Energy is engaged in the business of a public utility company, as defined under the 1935 Act;

      g. Opinion number 3 below is limited to (i) the laws of Canada and the province of British Columbia, which according to the legal opinion of even date herewith from Stikeman Elliott, Duke Energy's Canadian counsel for the Acquisition, is the only Canadian jurisdiction governing the Plan of Arrangement, pursuant to which the acquisition of securities of Westcoast contemplated by the Acquisition will occur, (ii) the laws of the States of North Carolina and South Carolina, which, according to the legal opinion of even date herewith from in-house counsel to Duke Energy, are the only states in which Duke Energy is engaged in the business of a public utility company, as defined under the 1935 Act, and (iii) the federal laws of the United States;

      h. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

      Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that:

      1. Duke Energy is validly organized and duly existing under the laws of the State of North Carolina.

      2. Duke Energy, upon consummation of the Acquisition, complied with all State laws applicable to the Acquisition.

      3. Upon consummation of the Acquisition, Duke Energy, indirectly through a subsidiary, legally acquired the common shares of Westcoast, which were the only securities acquired in the Acquisition.

U.S.  Securities  and  Exchange  Commission
Page  3
March 21,  2002

      We hereby consent to the use of this opinion as an exhibit to the Application-Declaration. We have offices in the States of New York and Texas and in Washington, D.C., and our opinions herein are limited to the laws of such jurisdictions and the federal laws of the United States. The opinions set forth herein are issued and expressed as of the date hereof. We do not assume or undertake any responsibility to advise you of changes in either fact or law which may come to our attention after the date hereof.

                                       Very  truly  yours,




                                       VINSON & ELKINS L.L.P.


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